Exhibit 99.1
Sunair Services Corporation Reports Fiscal Third Quarter and Nine-Month 2006 Financial Results
Monday August 14, 7:00 am ET
Revenues for Quarter Increase 95.5% Over Prior Year’s Quarter
FORT LAUDERDALE, Fla., Aug. 14 /PRNewswire-FirstCall/ — Sunair Services Corporation (Amex: SNR — News) today announced its third quarter results for the period ended June 30, 2006.
The Company recorded revenues of $15.2 million for the quarter ended June 30, 2006, an increase of 95.5% over third quarter 2005 revenues of $7.8 million. Sunair’s new lawn and pest control service segment contributed $12.8 million or 84% to total revenues for the quarter.
Sunair reported a net loss of $(483,576) for the quarter, or $ (0.04) per basic and diluted share, compared to a net income of $229,151 or $0.03 per basic and $0.02 per diluted share for the comparable period last year.
Total revenues for the first nine months of fiscal 2006 were $42.9 million, compared to revenues of $17.7 million for the comparable period in 2005. The Company reported a net loss of $(1,646,008) for the first nine months, or $ (0.14) per basic and diluted share, compared to net income of $964,658 or $0.14 per basic and $0.11 per diluted share for the first nine months of fiscal 2005.
Commenting on the results, John Hayes, Sunair’s chief executive officer said, “We are most pleased with the progress we continued to make at Middleton during the quarter. With the exception of Ron Fee, which we acquired in March, we have completed the integration of all of our acquisitions that we began in January. We are continuing to add new business through the cross selling efforts of our three services — general pest control, termite and lawn care. The successful integration of these businesses is allowing us to grow our revenues in double digits. Further, we believe that these acquisitions and the combined synergies we are realizing have put us on a path to realize ever improving margins.”
SUNAIR SERVICES, INC.
CONSOLIDATED SUMMARY OF INCOME FOR THE PERIOD
ENDED JUNE 30, 2006

	Nine Months		Three Months
	2006	2005	2006	2005
REVENUES	$42,894,512	$17,737,834	$15,243,200	$7,797,514
INCOME (LOSS) BEFORE TAXES	(3,052,220)	1,285,332	(1,423,731)	202,025
(PROVISION) BENEFIT FOR INCOME TAXES	1,406,212	(320,674)	940,155	27,126
NET INCOME (LOSS)	$(1,646,008)	$964,658	$(483,576)	$229,151
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(0.14)	$0.14	$(0.04)	$0.03
Diluted	$(0.14)	$0.11	$(0.04)	$0.02
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	12,117,794	6,704,827	13,060,559	9,289,434
Diluted	12,117,794	8,917,332	13,060,559	13,468,887

ABOUT SUNAIR
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. Through its wholly owned subsidiary, Sunair Communications, Inc., Sunair also is engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long-range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to consummate future acquisitions or pursue growth opportunities, the inability to integrate acquisitions, the inability to raise additional capital to finance expansion, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in Sunair’s filings with the SEC. Copies of Sunair’s SEC filings are available from the SEC or may be obtained upon request from Sunair. Sunair does not undertake any obligation to update the information contained herein, which speaks only as of this date.